Exhibit 10.21

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

RECEPTOS CONFIDENTIAL

LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

This License and Technology Transfer Agreement (the “Agreement”) is made as of December 28, 2010 (the “Effective Date”) by and between Receptos, Inc., a Delaware corporation (“Receptos”) located at 10835 Road to the Cure, Suite #205, San Diego, California 92121 and Ortho-McNeil-Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Company”) having an address at 1125 Trenton-Harbour Road, Titusville, New Jersey 08650.

RECITALS

A.                                 Receptos possesses certain proprietary G-Protein Coupled Receptor (“GPCR”) structure determination technologies useful in connection with rational development of drugs targeting GPCRs.

B.                                 Company wishes to use Receptos’ proprietary GPCR structure determination technologies in connection with rational development of drugs targeting GPCRs.

NOW, THEREFORE, the parties agree as follows:

I.     CERTAIN DEFINITIONS

For purposes of this Agreement, the following definitions apply:

1.1                           “Affiliate” shall mean a corporation, company, partnership, joint venture or any other business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists. For purposes of this definition and when used elsewhere in this Agreement in relation to the term “Affiliate,” “control” and “controlled” will mean ownership of shares of stock, membership units or other equity interests, having at least 50% of the voting power entitled to vote for the election of directors, managers or other representatives with similar authority, or such other relationship as, in fact, constitutes actual control.

1.2                           “Claim” shall mean any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

1.3                           “Company Indemnified Party” shall have the meaning set forth in Section 11.2.

1.4                           “Confidential Information” shall mean in the case of Receptos, Receptos Technology provided by Receptos, all Program reports (whether oral or in writing) provided by Receptos, and the terms of this Agreement, together with any other proprietary or confidential information of Receptos related to Receptos Technology provided by Receptos; and in the case of Company, any proprietary or confidential information of Company made available to Receptos for the purposes described in this Agreement; and, in each case, which is owned or controlled by the applicable party hereto or any of its Affiliates and is related to the subject matter of this Agreement and that is made available by the applicable party or its Affiliates to the other party or its Affiliates pursuant to this Agreement (or the Confidentiality Agreement) or generated pursuant to this Agreement. Confidential Information will be deemed not to include:

(a)                         information which is or becomes part of the public domain through no breach of this Agreement by the recipient or any of its Affiliates;

(b)                         information which the recipient can demonstrate by its written records was known by the recipient or any of its Affiliates prior to the disclosure thereof by the disclosing party;

(c)                          information which is independently developed by the recipient or any of its Affiliates, so long as such development does not result from use of Confidential Information of the other party, and such independent development can be demonstrated by written records of the party claiming such independent development or any of its Affiliates; and

(d)                         information that becomes available to the receiving party or its Affiliates on a non-confidential basis, whether directly or indirectly, from a Third Party who has the right to make such disclosure.

*** Confidential material redacted and filed separately with the Commission.

Any Confidential Information disclosed in writing shall be clearly identified as confidential by the disclosing party.

1.5                           “Confidentiality Agreement” shall mean the Confidentiality Agreement between Receptos and Company dated April 1, 2010.

1.6                           “Confidentiality Term” shall mean the period commencing with the Effective Date and ending upon the later of *** from the last Tech Transfer Deliverable provided by Receptos to Company under this Agreement.

1.7                            “Control” shall mean possession of the ability to grant a license or sublicense of patent rights, know-how or other intangible rights as provided for herein without violating the terms of any contract or other arrangements with any Third Party.

1.8                            “Crystallization Studies” shall mean, with respect to a Tech Transfer Target, studies of such Tech Transfer Target *** of such Tech Transfer Target.

1.9                            “Damages” shall mean all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs or expenses of any kind or nature whatsoever incurred or paid in connection with any Claim or threatened Claim (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with such Claim or threatened Claim).

1.10                     “Excluded Item” shall have the meaning set forth in Section 9.1.2.

1.11                     “Improvement” shall mean an improvement, extension or modification to ***.

1.12                     “Improvement IP License” shall have the meaning set forth in Section 2.2.

1.13                     “Program” shall mean *** of Company PhD scientists of ordinary skill in the art such that Company or an Affiliate is enabled to practice Receptos Technology, and in particular such that Company or such ***s.

1.14                     “Protein Expression” shall mean, with respect to a Tech Transfer Target, the *** to such Tech Transfer Target and ***.

1.15                     “Receptos Indemnified Party” shall have the meaning set forth in Section 11.1.

1.16                     “Receptos Intellectual Property” shall mean all of Receptos’s rights to the Receptos Patents and Receptos Technology.

1.17                     “Receptos Patents” shall mean the applications for patent listed in Exhibit A hereto, all applications for patent claiming priority thereto, and any divisional, continuation, or continuation-in-part of any such application, and any patent which shall issue based on such application, divisional, continuation or continuation-in-part, and any re-examination and reissue applications thereof; as well as any patent or patent application Controlled by Receptos or its Affiliate during the Term which cover Receptos Technology.

1.18                    “Receptos Technology” shall mean ***.

1.19                    “Solution” shall mean, with respect to a Tech Transfer Target, ***.

1.20                    “Structure Determination” shall mean, with respect to a Tech Transfer Target *** with the generation of a structure for such Tech Transfer Target.

1.21                    “Success Milestone” shall have the meaning set forth in Section 3.2

1.22                    “Tech Transfer Deliverables” shall mean ***.

1.23                    “Tech Transfer Success” shall mean the transfer to Company of that of the Receptos Technology such that ***.

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*** Confidential material redacted and filed separately with the Commission.

1.24                    “Tech Transfer Targets” shall mean ***.

1.25                    “Technology License” shall have the meaning set forth in Section 2.1.

1.26                    “Technology Transfer Plan” shall have the meaning set forth in Section 4.1.

1.27                    “Term” shall have the meaning set forth in Section 10.1.

1.28                    “Territory” shall mean all countries of the world.

1.29                    “Third Party” shall mean any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than Receptos or Company or an Affiliate or employee of Receptos or Company.

1.30                    ***.

II.      LICENSE

2.1                               Tech Transfer License. Receptos hereby grants to Company and its Affiliates (but only so long as such Affiliates remain an Affiliate of Company) *** license (the “Technology License”) under the Receptos Intellectual Property to ***. For the avoidance of doubt, Company and its Affiliates shall be free to use and disclose three dimensional structural models for GPCRs other than Tech Transfer Targets which structural information is developed by Company (and its Affiliates) through exercise of the Technology License provided that notwithstanding the foregoing, without limitation, Company and its Affiliates shall not disclose to any Third Party during the Confidentiality Term any Receptos Confidential Information, Receptos Intellectual Property or Tech Transfer Deliverables. In the event any Affiliate of Company ceases to be an Affiliate, Company shall cause such Affiliate, prior to the occurrence of such event, to return to Company and cease use of all embodiments of Receptos Technology.

2.2                               Improvements. To the extent Controlled by Company or any of its Affiliates, Company hereby grants, on behalf of itself and its Affiliates, to Receptos and its Affiliates an *** license in the Territory and within the field of drug discovery, development, and commercialization in respect of any intellectual property rights which are Improvements (the “Improvement IP License”). Receptos shall have the right to grant sublicenses under the Improvement IP License (with further rights to sublicense) to its Affiliates and Third Parties.

2.3                               Other Conditions.

2.3.1                                     TSRI. To the extent that the Technology License or other license rights granted herein to Company (or any of its Affiliates) constitute a sublicense of rights licensed to Receptos by TSRI or another Third Party, such license rights of Company (or any of its Affiliates) shall be subject to the term, conditions and limitations of such applicable Third Party licenses to Receptos, and Company agrees to be bound thereby.

2.3.2                                     Governmental Interest. Company acknowledges that certain Receptos Patents arose from research conducted by TSRI and funded in part by the United States Government and that Receptos may receive funds from the United States Government in support of its research activities which may give rise to other Receptos Intellectual Property. Company accordingly acknowledges and agrees that, to the extent the invention(s) claimed in the Receptos Intellectual Property arise or result from the receipt of research support from the United States Government, Company’s respective rights and obligations pursuant to this Agreement shall be subject to all applicable rights of the United States Government, existing and as amended, including as arising under 37 C.F.R. 401.

III.      CONSIDERATION

3.1                               License Fee. Company shall pay Receptos a non-refundable four million United States dollars ($4,000,000) fee upon execution of this Agreement which shall be due on the Effective Date.

3.2                               Success Milestone. Company shall pay Receptos two million five hundred thousand United States dollars ($2,500,000) (the “Success Milestone”) which shall be due on the later of January 1, 2012 or the date Tech Transfer Success has been achieved; however, if Company fails to (i) initiate the transfer process prior to *** following the Effective Date, (ii) provide for the *** (including as outlined in Exhibit D), or (iii) exercise commercially reasonable efforts to complete a successful transfer within *** following initiation, then the Success Milestone shall be due ***. Company shall have the right, in its sole discretion, to pay the Success Milestone prior to January 1, 2012.

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*** Confidential material redacted and filed separately with the Commission.

3.3                               Taxes.

3.3.1                                      Company will make all payments to Receptos under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

3.3.2                                      Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Company on behalf of Receptos to the appropriate governmental authority, and Company will furnish Receptos with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Receptos.

3.3.3                                      Company will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Receptos to secure a reduction in the rate of applicable withholding taxes.

3.3.4                                      If Company had a duty to withhold taxes in connection with any payment it made to Receptos under this Agreement but Company failed to withhold, and such taxes were assessed against and paid by Company, then Receptos will indemnify and hold harmless Company from and against such taxes. If Company makes a claim under this Section 3.3.4, it will comply with the obligations imposed by Section 3.3.2 as if Company had withheld taxes from a payment to Receptos.

3.4                               Interest on Late Payments. All amounts due under this Agreement are payable within forty-five (45) days of their date due. If Company fails to pay in full on or before forty-five (45) days of the date due any amount that is required to be paid under this Agreement, Company will also pay to the Receptos (or its designee), ***, interest compounded daily on any such amount beginning forty-five (45) days after such due date at an annual rate equal to the lowest prime rate as published by The Wall Street Journal (or, if The Wall Street Journal is not then published, such other financial periodical of general circulation in the United States) on or nearest to such due date *** to be assessed from forty-five (45) days after the date payment of the amount in question first became due.

IV.      TECHNOLOGY TRANSFER

4.1                               Technology Transfer. At Company’s request, which request shall be made no sooner than *** after the Effective Date and within *** after the Effective Date, Receptos shall use commercially reasonable efforts to perform the Program, an initial plan for which is forth in Exhibit C (the “Technology Transfer Plan”); and deliver the Tech Transfer Deliverables to Company. Receptos shall commence Program activities and commence activities related to the delivery of Tech Transfer Deliverables within thirty (30) days of Company’s request unless such period is extended by mutual written agreement of the parties.

4.2                               Receptos Support. With respect to the transfer of know-how for the Tech Transfer Target which is the ***, Receptos will provide Company with up to *** of support from employees or consultants of Receptos, following delivery of the Tech Transfer Deliverables for such Tech Transfer Target, to train Company in the use of such Tech Transfer Deliverables in the reproduction of the Solution at issue, which training may be conducted on-site at Receptos and at Company site. Such support with respect to such Tech Transfer Target will be without further cost to Company apart from the reasonable travel costs for any Receptos personnel providing support at any location other than Receptos. At Company’s option, Receptos shall provide Company with up to *** hours of support from employees or consultants of Receptos (i.e., up to ***); and Company shall pay to Receptos a fee of *** prior to the initiation of such support and shall reimburse Receptos for all reasonable travel costs for any Receptos personnel providing support at any location other than Receptos.

4.3                               Diligence by Company. Company is under no obligation to develop or disclose further know-how relating to Improvements, Receptos Technology or any Tech Transfer Target. Company is under no obligation to conduct research, development, or commercialization activities relating to any Receptos Technology, Tech Transfer Target, or GPCR; provided that so long as the Success Milestone has not been paid, this Section 4.3 shall not relieve Company from its obligations herein to cooperate with Receptos with respect to achievement of Tech Transfer Success.

V.      OWNERSHIP AND INTELLECTUAL PROPERTY

5.1                               Pre-existing Intellectual Property. Except as expressly set forth in this Agreement, it is agreed that neither Receptos nor Company (a) transfers by operation of this Agreement any right to any discovery, invention, patent, copyright, other proprietary right, or option that either party owns or controls prior to the Effective Date of this Agreement, nor (b) grants the other any right under any patent, copyright, or other intellectual property owned or controlled by such party

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5.2                               Ownership of Receptos Technology. As between Company and Receptos (but subject to the rights of TSRI), and subject to the license rights granted to Company herein, (i) Receptos shall own all intellectual property rights in the Tech Transfer Deliverables, (ii) Receptos will be the sole owner of any patents and patent applications within the Receptos Technology as well as any inventions conceived, developed or reduced to practice solely by Receptos personnel or persons having an obligation to assign their rights in such inventions to Receptos in the course of performance of the Program, and (iii) Receptos will be solely responsible, at its own cost, expense and discretion for (x) the filing, prosecution, and maintenance of such patents and patent applications as well as (y) the enforcement of such patents.

5.3                               Other Inventions. Ownership of inventions not specifically stated in Section 5.2 shall be determined based on inventorship pursuant to U.S. patent law. Each party shall be solely responsible, at its own cost, expense and discretion, for the filing, prosecution, and maintenance of patents and patent applications which are solely owned by such party as well as the enforcement of such patents. Company shall have the initial right, but not the obligation, at its own cost, expense and discretion, for the filing, prosecution, and maintenance of patents and patent applications which are jointly owned by Receptos and Company, as well as the enforcement of such patents; provided, however, that Company shall (i) provide Receptos with all such proposed patent applications and make good faith efforts to do so reasonably in advance of any initial filing of the same, (ii) consult with Receptos regarding all such patent applications, and exercise good faith efforts to address the reasonable comments of Receptos with respect thereto, (iii) provide Receptos with copies of any material correspondence with any patent authority regarding any such patent applications or any issued patents, (iv) consult with Receptos prior to making any material modifications or decisions with respect to the prosecution of any such patent applications, and exercise good faith efforts to address the reasonable comments of Receptos with respect thereto, and (v) remove any Receptos Confidential Information from any such patent applications or other proposed submissions related thereto at the request of Receptos (in its sole discretion).

VI.      INFRINGEMENT BY OR CLAIMS AGAINST THIRD PARTIES

6.1                               Notices. Company will advise Receptos promptly upon its becoming aware of: (a) any unlicensed activities which Company believes may be an actual or impending infringement in the Territory of any patent or other proprietary right owned, possessed or applied for by Receptos and related to any of the Receptos Intellectual Property or any Tech Transfer Deliverable; (b) any attack on or appeal of the grant of any patent owned, possessed or applied for by Receptos and related to the subject matter of clause (a); (c) any application for patent by, or the grant of a patent to, a Third Party in respect of rights which may be related to the subject matter of clause (a) so as to potentially affect the use of such subject matter or which may claim the same subject matter as or conflict with any patent owned, licensed or applied for by Receptos and related to the subject matter of clause (a); or (d) any application made for a compulsory license under any patent owned, licensed or applied for by Receptos and related to the subject matter of clause (a). For purposes of this Section 6.1, Receptos will be deemed to own the Receptos Patents.

6.2                               Control of Defense. Receptos will have the sole right at its own expense and in its sole discretion to take any action to protect any proprietary right of Receptos with respect to any potential infringement by a Third Party which is intended to be the subject of notice provided pursuant to Section 6.1.

VII.      INFRINGEMENT OF THIRD PARTY RIGHTS

7.1                               Third Party Claims. During the Term, Company and Receptos will each promptly notify the other of any Claim by a Third Party against Company or Receptos, or any Affiliate of Receptos or Company, alleging infringement of such Third Party’s intellectual property rights as a result of the performance of the activities of the Program, use of the Tech Transfer Deliverables, or practice of the Improvement IP License or the Technology License anywhere in the Territory. The parties will cooperate and use their good faith, commercially reasonable efforts to resolve such claimed infringement and will consult together as to the action to be taken and as to how the defense will be handled, with each party entitled to participate in the defense and to be represented by counsel of its choice (and each party being responsible for the fees of its counsel); provided, however, that if it appears reasonably likely that the claimed infringement will give rise to a Claim for indemnification hereunder, then the party against which such Claim for indemnification would be made will have the first right to defend against such Claim in accordance with Section 11 below.

VIII.      REPRESENTATIONS AND WARRANTIES

8.1                               Representations and Warranties of Both Parties. Receptos and Company each hereby represents and warrants to the other, as of the Effective Date, as follows:

8.1.1                                      It is a corporation or a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority, corporate/entity or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

8.1.2                                      The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate/entity action and stockholder/Company action and will not (i) violate any applicable laws or regulations or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

8.1.3                                      This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors’ rights generally and general principles of equity.

8.1.4                                      It is not under any obligation to any Third Party, contractual or otherwise, that conflicts with the terms of this Agreement or that limits the rights of such party to fulfill its obligations hereunder.

8.2                               Representations and Warranties of Receptos. Receptos hereby represents and warrants to Company, as of the Effective Date, as follows:

8.2.1                                       Receptos owns or has (and will for the term of any such grant hereunder maintain) the lawful right to grant the Technology License.

8.2.2                                       To Receptos’ knowledge, as of the Effective Date, no Third Party possesses any intellectual property rights in Receptos Technology such that the conduct of the Program would infringe such Third Party intellectual property right.

8.2.3                                       Receptos has received no notice of any Claim by any Third Party that (a) such Third Party has any rights to the Receptos Technology that prevent Receptos from granting to Company the Technology License; or (b) practice of the Receptos Technology as contemplated hereby for the Program infringes any Third Party rights.

8.3                               Representations and Warranties of Company. Company hereby represents and warrants to Receptos, as of the Effective Date, as follows:

8.3.1                                      To the extent the intellectual property licensed herein are owned or Controlled by Company’s Affiliates, Company has the right to use, and has the right to grant such (sub)licenses to Receptos to use, such intellectual property provided in this Agreement.

8.4                               Mutual Limitations on Warranties. Other than the representations and warranties made by the parties pursuant to Sections 8.1, 8.2 and 8.3 or elsewhere in this Agreement, the parties disclaim any and all other warranties whether express or implied, including any warranties of non-infringement, merchantability or fitness for a particular purpose or any warranty arising from course of dealing or usage of trade.

IX.      CONFIDENTIAL INFORMATION

9.1                               Confidentiality.

9.1.1                                      Each party agrees that during the Confidentiality Term, such party shall use all commercially reasonable efforts to keep, and cause its Affiliates and licensees, if any, to keep confidential all Confidential Information of the other party, and neither party nor any of its Affiliates or licensees, if any, will use or disclose the Confidential Information of the other party except as expressly permitted in this Agreement. The parties acknowledge that Confidential Information may have been disclosed by either party or its Affiliates to the other party or its Affiliates pursuant to the Confidentiality Agreement. All information disclosed pursuant to the Confidentiality Agreement will be deemed Confidential Information of the disclosing party within the meaning of this Agreement and subject to the terms hereof.

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9.1.2                                      The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified in the definition of Confidential Information set forth in Section 1.4 (the “Excluded Item”) shall not relieve the party who obtained or received the Excluded Item from that party’s obligation of confidentiality and non-use (a) as to any other item of Confidential Information of the other party or (b) as to the relationship of the Excluded Item to any other item of Confidential Information of the other party.

9.1.3                                      Each party agrees not to disseminate Confidential Information of the other party over the Internet or any similar form of electronic communication without the prior written approval of the other party; provided, however, that a party can send Confidential Information over a secured, internal electronic mail system or over the Internet so long as such Confidential Information is encrypted and password protected.

9.1.4                                      Each party hereby acknowledges that the Confidential Information of the other party is highly valuable, proprietary and confidential and that any disclosure to any officer, employee, or agent of such party or any of its Affiliates will be made only to the extent necessary to cany out its responsibilities or exercise its rights under this Agreement and only if such officer, employee or agent is informed of the confidential nature thereof and shall have agreed to hold such information in confidence under confidentiality provisions at least as stringent as those provided in this Agreement.

9.1.5                                      The parties agree that the obligations of this Section 9.1 are necessary and reasonable in order to protect the parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein. The parties agree that any breach or threatened breach of this Section 11.1 may cause irreparable injury to the injured party for which Damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in law and equity or otherwise, such party will be entitled to equitable relief against the breach or threatened breach of the provisions of this Section 11.1.

9.1.6                                      Following termination of the Technology License for any reason and at the request of Receptos, Company will destroy all physical records or embodiments of Receptos Confidential Information or return such information to Receptos, at Company’s expense, and a senior officer of Company shall certify to Receptos that all such items have been so returned or destroyed; provided, however, that Company will be entitled to maintain one copy of the Receptos Confidential Information in its confidential legal files to be accessed solely for the purpose of monitoring its continuing obligations hereunder.

9.1.7                                      Following termination of the Improvement IP License by Company for any reason and at the request of Company, Receptos will destroy all physical records or embodiments of Company Confidential Information or return such information to Company, at Receptos’ expense, and a senior officer of Receptos shall certify to Company that all such items have been so returned or destroyed; provided, however, that Receptos will be entitled to maintain one copy of the Company Confidential Information in its confidential legal files to be accessed solely for the purpose of monitoring its continuing obligations hereunder.

9.2                               Disclosure to Investors; Public Announcements. The parties shall make reasonable efforts to agree on an initial press release of the transaction contemplated by this Agreement (the “Initial Press Release”) in time to permit the release of the Initial Press Release at any time between January 4 and 7, 2011, inclusive. Provided that Company has approved the Initial Press Release, it may be issued or used by each party individually or by the parties jointly after January 3, 2011.

9.3                               Other Permitted Disclosures. The receiving party shall additionally be permitted (i) to disclose Confidential Information to actual or potential professional investors, acquirers, merger partners or retained professional advisors (e.g., attorneys, accountants, investment bankers), under confidentiality and non-use obligations at least as strict as those set forth in Section 11.1; and (ii) issue statements and make disclosures that such party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, the NASDAQ stock market or any other stock exchange on which securities issued by such party are traded or proposed to be traded).

9.4                               Required Disclosure. The receiving party will be entitled to disclose Confidential Information where such disclosure is reasonably necessary to enforce its rights pursuant to this Agreement or where demand for such disclosure is made on the receiving party pursuant to: (i) a valid order of a court or other governmental body or (ii) any other applicable law; provided that if the receiving party intends to make such disclosure or receives such demand, the receiving party shall give the disclosing party prompt notice of such fact to enable the disclosing party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving party will fully co-operate with the disclosing party at the disclosing party’s expense in connection with the disclosing party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving party will make such disclosure only to the extent that such disclosure is legally required.

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*** Confidential material redacted and filed separately with the Commission.

X.       TERM AND TERMINATION

10.1                    Term. Unless earlier terminated in accordance with the provisions set forth herein this Agreement will remain in effect from the Effective Date until the earlier of (i) the three (3) year anniversary of the Effective Date (the “Term”) or (ii) the later of (x) achievement of Tech Transfer Success; (y) delivery of the Tech Transfer Deliverables; and (z) payment of Success Milestone.

10.2                    Termination by Receptos. Receptos may terminate this Agreement immediately in the event of a material breach by Company of this Agreement, provided that Company has received written notice from Receptos of such breach, specifying in reasonable detail the particulars of the alleged breach, such breach is continuing for sixty (60) calendar days after such notice and such breach has not been cured within sixty (60) calendar days after the date of the relevant notice (except that, in the event such breach may not be reasonably cured in sixty (60) calendar days, then such cure period will be extended for an additional period during which Receptos is making good faith attempts to cure such breach).

10.3                    Termination by Company. Company may terminate this Agreement upon written notice to Receptos (a) for any reason, upon ninety (90) days’ written notice to Receptos and payment of the Success Milestone, unless a successful transfer for the Tech Transfer Targets has not occurred and Company (i) initiated the transfer process prior to *** following the Effective Date, (ii) provided for the appropriate resources (including as outlined in Exhibit D), and (iii) exercised commercially reasonable efforts to complete a successful transfer for a period of at least *** following initiation), or (b) immediately in the event of a material breach by Receptos or its Affiliates of this Agreement, provided that Receptos has received written notice from Company of such breach, specifying in reasonable detail the particulars of the alleged breach, such breach is continuing for sixty (60) calendar days after such notice and such breach has not been cured within such sixty (60) day period (except that, in the event such breach may not be reasonably cured in sixty (60) calendar days, then such cure period will be extended for an additional period during which Receptos is making good faith attempts to cure such breach).

10.4                    Termination by Company due to Infringement. If, in Company’s reasonable determination, the practice of the Technology License would infringe the intellectual property rights of a Third Party (where such intellectual property rights are not specific to GPCRs other than Tech Transfer Targets), Company shall provide written notice to Receptos identifying such Third Party intellectual property rights and shall consult in detail with Receptos regarding the basis for such determination, provided that Company shall have no obligation to make any disclosure which would effect a waiver of evidentiary privilege arising from attorney-client communication or the attorney work product doctrine. Company may terminate this Agreement effective ninety (90) days following such written notice to Receptos unless Receptos identifies to Company within such ninety (90) days a reasonable non-infringing means of practicing the Technology License which avoids such suggested infringement of such Third Party intellectual property rights, and in the event of such a termination, Company shall not be obligated to pay the Success Milestone, unless the Success Milestone became due prior to date of such notice.

10.5                    Payment Rights and Duties Upon Termination or Expiration. Upon the termination or expiration of this Agreement, each party will have the right to retain all payments from the other party properly made pursuant to this Agreement, and each party shall pay to the other all sums accrued hereunder which are then due.

10.6                    License Rights Upon Termination or Expiration. Except for termination due to a material breach, all licenses granted herein shall survive the termination or expiration of the Agreement. In the event that this Agreement is terminated by Receptos due to Company’s material breach or by Company under Section 10.4, all licenses granted herein by Company shall remain in effect, and all rights and licenses granted to Company under this Agreement shall terminate and revert to Receptos. In the event that this Agreement is terminated by Company due to Receptos’ material breach, all licenses granted herein by Receptos shall remain in effect, and all rights and licenses granted to Receptos under this Agreement shall terminate and revert to Company.

10.7                        Survival. Such provisions of the Agreement which by their terms extend beyond the termination of the Agreement, including Sections 1, 2.2, 2.3, 3.2, 3.3, 3.4, 5, 8.4, 9,10.5, 10.6, 10.7, 11,12 and 13, shall survive the termination or expiration of this Agreement.

XI.     INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1                        Indemnification by Company. In addition to any other rights Receptos may have at law or in equity, Company will indemnify, defend and hold harmless Receptos and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, a “Receptos Indemnified Party”), from and against any and all Damages which the Receptos Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of

Claims based on any material breach of any representation, warranty or covenant of Company in this Agreement, except to the extent such Damages arise from Claims by Third Parties: (x) based on any material breach, including a breach of any representation, warranty or covenant, of Receptos in this Agreement; or (y) based on the negligence, gross negligence or willful misconduct of a Receptos Indemnified Party.

11.2                        Indemnification by Receptos. In addition to any other rights Company may have at law or in equity, Receptos will indemnify, defend and hold harmless Company and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, a “Company Indemnified Party”), from and against any and all Damages which the Company Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims based on any material breach of any representation, warranty or covenant of Receptos in this Agreement, except to the extent such Damages arise from Claims by Third Parties: (x) based on any material breach, including a breach of any representation, warranty or covenant, of Company in this Agreement; or (y) based on the negligence, gross negligence or willful misconduct of a Company Indemnified Party.

11.3                        Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of an indemnifying party under Section 11.1 or 11.2 hereof with respect to Damages resulting from Claims by Third Parties will be subject to the following terms and conditions:

11.3.1                               Promptly after the delivery of a notice seeking indemnification in respect of a Claim and subject to Section 11.3.3, the indemnifying party may elect, by written notice to the indemnified party, to undertake the defense thereof, at the sole cost and expense of the indemnifying party. If the indemnifying party chooses to defend any Claim, the indemnified party shall cooperate with all reasonable requests of the indemnifying party and shall make available to the indemnifying party any books, records or other documents within its control that are necessary or appropriate for such defense.

11.3.2                               In the event that the indemnifying party, within a reasonable time after receipt of a notice seeking indemnification, does not so elect to defend such Claim, the indemnified party will have the right (upon further notice to the indemnifying party) to undertake the defense, compromise or settlement of such Claim for the account of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim pursuant to the terms of Section 11.3.1 at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party reimburses in full all costs of the indemnified party (including reasonable attorney’s fees and expenses) incurred by it in connection with such defense prior to such assumption.

11.3.3                               Notwithstanding anything in this Section 11.3 to the contrary, if the indemnifying party assumes the defense of any Claim, any indemnified party will be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, provided, however, if the representation by the indemnifying party’s counsel would present a conflict of interest, then such indemnified party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at the expense of the indemnifying party.

11.4                        Settlements. No person who has undertaken to defend a Claim under Sections 11.3.1 or 11.3.2 will, without written consent of all indemnified parties, settle or compromise any Claim or consent to entry of any judgment, provided, however, that such consent will not be required if such settlement, compromise or judgment (i) includes as an unconditional term thereof the release by the claimant or the plaintiff of all indemnified parties from all liability arising from events which allegedly gave rise to such Claim and (ii) contains no restriction, limitation or prohibition of any kind on the manner in which any indemnified party conducts its business. Any payment made by a party to settle a Claim against it without obtaining consent of the indemnifying party will be at its own cost and expense. Notwithstanding the foregoing, the indemnifying party will be liable under this Article XIII for any settlement effected without its consent if the indemnifying party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified party in any such Claim, action or proceeding and it is determined that the indemnifying party was liable to the indemnified party for indemnification related to such settlement.

11.5                        Disclaimer of Consequential Damages. IN NO EVENT WILL EITHER RECEPTOS OR COMPANY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) INCLUDING THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF COMPANY OR RECEPTOS OR OTHERWISE, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (I) ARE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM OR (II) RESULT FROM THE BREACH OF A CONFIDENTIALITY, NON-USE OR NON-DISCLOSURE OBLIGATION SET FORTH HEREIN.

XII.     DISPUTE RESOLUTION

12.1                        Mediation. Any controversy or claim arising out of or relating to this Agreement, including any such controversy or claim involving the parent company, subsidiaries, or Affiliates of any party (a “Dispute”), shall first be submitted to mediation according to the Commercial Mediation Procedures of the American Arbitration Association (“AAA”) (see www.adr.org). Such mediation shall be attended on behalf of each party for at least one session by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.

12.2                        Arbitration. Any Dispute that cannot be resolved by mediation within 45 days of notice by one party to the other of the existence of a Dispute (unless the parties agree to extend that period) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”; see www.adr.org) and the Federal Arbitration Act, 9 U.S.C. §1 et seq. The arbitration shall be conducted in New York, by one arbitrator appointed in accordance with the AAA Rules.

12.2.1                                The arbitrator shall follow the ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery.

12.2.2                                The arbitrator, by accepting appointment, undertakes to exert her or his best efforts to conduct the process so as to issue an award within eight months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award.

12.2.3                                The arbitrator shall decide the Dispute in accordance with the substantive law of New York. The arbitrator may not award punitive or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute. The award of the arbitrator may be entered in any court of competent jurisdiction.

12.3                    Intellectual Property and Equitable Relief. Notwithstanding any provision in this Article XIV to the contrary: (i) any dispute relating to the scope or validity of any patent or other issues relating to intellectual property may be submitted directly to a federal court with jurisdiction; and (ii) any party may seek injunctive relief from a court with jurisdiction to prevent irreparable harm (including, without limitation, pending the conclusion of any mediation or arbitration).

XIII.      MISCELLANEOUS

13.1                        Governing Law. For all matters other than the scope and validity of patents, this Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.

13.2                        Assignment and Binding Effect.

13.2.1                               This Agreement may not be assigned by either party (which shall be deemed to have occurred in the event of a merger or combination involving such party or a triangular merger involving any subsidiary of such party) without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), except as otherwise permitted under this Section 13.2:

(a)                                 Receptos may assign this Agreement to an Affiliate or to a Third Party without such prior written consent as part of a merger or sale of all or substantially all its assets, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Receptos’s obligations under this Agreement.

(b)                                 Company may assign this Agreement to an Affiliate without such prior written consent provided that the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Company’s obligations under this Agreement.

(c)                                  Company may assign this Agreement to a Third Party without such prior written consent as part of a merger or sale of all or substantially all its assets, but only if the Third Party (i) pays Receptos an amount equal to the consideration previously paid by Company hereunder, (ii) agrees that each remaining element of the consideration shall thereafter be double the amount set forth in Section 3.2, and (iii) has or simultaneously acquires all of the necessary rights and other assets to perform Company’s obligations under this Agreement.

13.2.2                               No assignment under this Section 13.2 shall be effective unless the intended assignee executes and delivers to the party which is not the assignor a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder. Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.

13.2.3                               Any assignment in violation of this Section 13.2 shall be void and of no effect.

13.2.4                               This Agreement, and the rights and duties of the parties herein contained, shall be binding upon, and shall inure to the benefit of, the parties and their respective legal representatives, successors and permitted assigns.

13.3                        Independent Contractor Status. The relationship of the parties hereto is that of independent contractors. Nothing in this Agreement will be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the parties.

13.4                        Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by (i) personal service, (ii) registered first-class United States mail, postage prepaid, return receipt requested, or (iii) overnight delivery service, charges prepaid, and in each case addressed to the other party at the address for such party as set forth below, and shall be effective upon receipt in the case of clauses (i) or (iii) above, and five days after mailing in the case of clause (ii) above.

If to Company:	Ortho-McNeil-Janssen Pharmaceuticals, Inc.
1000 U.S. Route 202
Raritan, NJ 08869
Attention: President
Facsimile No.: 908-927-7790

With copies to:

Johnson & Johnson Pharmaceutical Research
& Development, L.L.C.
3210 Merryfield Row
San Diego, CA 92121
Attention: Biology Leader, Neuroscience
Fax: 858-450-2090

and:

Chief Patent Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933, U.S.A.
Attention: Pharmaceutical Patent Law Group
Fax: 732-524-2788

If to Receptos:	Receptos, Inc.
10835 Road to the Cure, Suite 205
San Diego, CA 92121
Attention: Vice President, Corporate
Development

With a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real
San Diego, CA 92130
Attention: Richard Blaylock

The address of either party set forth above may be changed from time to time by written notice in the manner prescribed herein from the party requesting the change.

13.5                        Waivers. The waiver by either party of a default or a breach of any provision of this Agreement by the other party will not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either party with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach. Any waiver by a party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time, and will be signed by such party.

13.6                        Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior agreements and negotiations, and may be modified only by written agreement executed by both parties.

13.7                        Severability. If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under applicable laws, then: (i) it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (ii) the parties will use commercially reasonable efforts to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the parties.

13.8                        Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission of the signed Agreement will be legal and binding on both parties.

13.9                        Force Majeure. Neither party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed), if such failure or delay is due to causes beyond its reasonable control, including acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure will be remedied by such party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of an event of force majeure, the party failing or delaying performance will promptly notify the other party in writing, setting forth the nature of the occurrence, its expected duration and how such party’s performance is affected.

13.10                 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement.

13.11                 Headings and References: Interpretation. All section headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall deemed in each instance to be followed by the words “without limitation.”

13.12                 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either party.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

RECEPTOS, INC.		ORTHO-MCNEIL-JANSSEN
PHARMACEUTICALS, INC.

By:	/s/ Faheem Hasnain	By:	/s/ Jennifer Taubert
Print:	Faheem Hasnain	Print:	Jennifer Taubert
Title:	President & CEO	Title:	President, Internal Medicine
Date:	12-29-10	Date:	12-29-10

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT A

RECEPTOS PATENTS

***

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT B

***

2

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT C

***

3

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT D

***

4